PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("Agreement"), effective as of the Effective Date (as defined herein), is entered into by and between and **JEFFERSON ENTERPRISE ENERGY, LLC**, a Texas limited liability company ("Seller"), and **1606 CORP.**, A Nevada Corporation, and/or its permitted assigns ("Purchaser"). Seller and Purchaser are sometimes referred to herein as the "Parties."

WITNESSETH:

WHEREAS, Seller desires to sell and convey the Property, as defined in Section 1 hereof, to Purchaser, and Purchaser desires to acquire and pay for the Property, pursuant to the terms, provisions and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

Section 1. The Property. Subject to the terms and provisions of the Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller:

(a) the following real property located in the City of Lufkin, Angelina County, Texas: (1) 41.92 acres, more or less, as more particularly described and/or depicted on Exhibit A attached hereto and incorporated herein; (2) 13.86 acres, more or less, as more particularly described and/or depicted on Exhibit A attached hereto and incorporated herein; and (3) 76.9129 acres, more or less, as more particularly described and/or depicted on Exhibit A attached hereto and incorporated herein (collectively the "Land"), together with the following, if any: (w) all improvements thereon and all fixtures attached thereto (collectively, the "Improvements," together with the Land the "Real Property"); (x) all rights and appurtenances belonging or pertaining thereto; (y) all right, title and interest of Seller, if any, in and to all roads, easements, streets, sidewalks, alleys, rights of ingress and egress, and other rights of way, and gores or strips of land adjoining or appurtenant or located within the boundaries of the Land; (z) all right, title and interest of Seller, if any, in and to all applications, plats, plans, governmental approvals, soil and engineering reports, development rights and other entitlements relating to the Land, utility service commitments or allocations, water and wastewater capacities of Seller in any way related to the Land, and all other rights and benefits of Seller relating to the development of the Land (rights, title, interests and appurtenances described in clauses (x) through (z) above are hereinafter collectively referred to as the "Appurtenant Property");

(b) To the extent not captured in subpart (a) above, all right, title and interest of Seller in the equipment and other personal property described on Exhibit B attached hereto and incorporated herein (the "Equipment");

(c) All of Seller's right, title and interest, if any, in and to all those permits, licenses, certificates, approvals, authorizations, variances and consents (including any and all presently pending applications therefor) affecting the Real Property issued to Seller or to

its predecessors in interest in the Real Property by any and all federal, state, county, municipal and local governments, and all departments, commissions, boards, bureaus and offices thereof, having or claiming jurisdiction over the Land, whether or not the same may presently be in full force and effect, all to the extent that Seller may lawfully transfer the same to Purchaser at no cost to Seller (collectively, the "Permits");

(d) All of Seller's right, title and interest, if any, in and to all unexpired warranties and guaranties affecting the Improvements and/or the Equipment, all to the extent that Seller may lawfully transfer the same to Purchaser at no cost to Seller (collectively, the "Warranties"); and

(e) All of Seller's right, title and interest, if any, in and to all appraisals, surveys, architectural and/or engineering renderings, plans and specifications, soils and other geological reports and studies, and all other reports, studies and other information relating in any way to development and/or use of the Real Property (together with the Real Property, the Appurtenant Property, the Equipment, the Permits and the Warranties, collectively the "Property").

Section 2. Purchase Price. The total consideration (the "Purchase Price") to be paid for the Property shall be Eleven Million One Hundred Sixty-Eight Thousand Eight Hundred Sixty-Four Dollars ($11,168,864), subject to prorations, adjustments, and credits provided for herein.

The Purchase Price shall be satisfied as follows:

(a) An aggregate cash amount of Seven Million Dollars ($7,000,000) (the "Cash Consideration") payable by Purchaser at Closing in immediately available funds (wire transfer); and

(b) The assumption by Purchaser at Closing of the lien claimed under that certain Affidavit for Mechanic's and Materialman's Lien and Constitutional Lien recorded under Instrument No. 2025-00458298 in the Official Public Records of Angelina County, Texas (the "Sim Agro Lien"). For avoidance of doubt, effective upon Closing, Seller shall be fully, finally, and unconditionally released and discharged from any and all obligations, claims, liabilities, or responsibilities, whether known or unknown, arising from or related to the Sim Agro Lien. Purchaser further acknowledges and agrees that the Sim Agro Lien shall constitute a Permitted Exception (as defined below) and Purchaser shall indemnify, defend, and hold Seller harmless from and against any and all losses, costs, damages, claims, demands, actions, and liabilities (including reasonable attorneys' fees and expenses) arising from or relating to the Sim Agro Lien, which obligation of Purchaser shall survive the Closing.

The Parties acknowledge and agree that the Purchase Price reflects an **"AS-IS" valuation**, including, without limitation, the potential that the Property or Equipment may be inoperable or require substantial remediation, commissioning, or replacement following Closing.

Section 3. Earnest Money. Concurrently with Purchaser's execution and delivery of this Agreement, Purchaser shall deposit Two Hundred Fifty Thousand Dollars ($250,000) as earnest money (the "Earnest Money") with Fortis Title, 2009 Tulane Drive, Lufkin, Texas 75901, Email:

hall@sgtitle.com, Attention: Hall Henderson (the "Title Company"), by immediately available funds (wire transfer). Purchaser irrevocably authorizes and instructs the Title Company to disburse the Earnest Money to Seller immediately upon receipt, without any further consent, notice, or joinder by Purchaser, and Purchaser shall promptly execute and deliver any escrow agreement, release, direction letter, or other instrument and take any other action reasonably requested by Seller or the Title Company to effectuate such immediate disbursement. The Earnest Money is immediately nonrefundable to Purchaser for any reason, except if and only if Seller fails to perform it obligations expressly required to be completed at Closing (after any applicable notice and cure period). If Closing occurs, the Earnest Money will be credited to the Purchase Price at Closing.

Section 4. Survey. Purchaser acknowledges that Seller has delivered to Purchaser a copy of any existing surveys in the possession or control of Seller (collectively the "Existing Surveys") of the Real Property. Purchaser may, at its sole expense, obtain a new survey or an update of any Existing Surveys.

Section 5. Title Insurance.

(a) Within five (5) days following the Effective Date, Seller, at Seller's sole cost and expense, shall deliver or cause to be delivered to Purchaser a Title Commitment (herein so called) issued by the Title Company and addressed to Purchaser, with an effective date on or after the Effective Date, binding the Title Company to issue to Purchaser at Closing an owner's policy of title insurance ("Owner's Title Policy") on the standard form of owner's title insurance policy for the State of Texas in the full amount of the Purchase Price and insuring Purchaser's good and indefeasible fee simple title to the Real Property.

(b) Seller shall deliver or cause to be delivered, with the delivery of the Title Commitment, a copy of any instrument, together with legible (or best available) copies of all recorded easements, reservations, and other encumbrances affecting the Property, referred to in the Title Commitment that affects the title of Seller to the Real Property or that constitutes an exception or restriction upon the title of Seller to the Real Property (the "Exception Documents").

Section 6. Purchaser's Review of Title and Survey Matters.

(a) Purchaser shall have ten (10) days from receipt of the latest of the Title Commitment and the Exception Documents to deliver to Seller, in writing, such objections (collectively, the "Unacceptable Exceptions") as Purchaser may have to anything contained or set forth in the Title Commitment, Exception Documents or Existing Surveys. Any items to which Purchaser does not object to within such period shall be deemed to be permitted exceptions (collectively, the "Permitted Exceptions"). The Permitted Exceptions shall also mean and include: (i) real estate taxes and assessments not yet delinquent; (ii) the printed exceptions that appear in a standard coverage Form T-1 Owner's Policy of Title Insurance promulgated by the Texas Department of Insurance (subject to only to possible modification of the printed survey exception to read "shortages in area," if approved by the Title Company and Purchaser pays the premium for such modification); and (iii) such other exceptions to title or survey exceptions as may be approved or deemed approved by Purchaser pursuant to this Agreement or otherwise expressly permitted under this Agreement.

(b) Upon receipt of any notice of Unacceptable Exceptions, Seller may, but shall have no obligation to, eliminate, modify, or remove the Unacceptable Exceptions. If Seller is unable or unwilling to eliminate, modify or remove the Unacceptable Exceptions within ten (10) days after receipt of Purchaser's written notice of Unacceptable Exceptions (the "Title Cure Period"), then Purchaser, as Purchaser's sole and exclusive remedy, shall have five (5) days following the expiration of the Title Cure Period to terminate this Agreement by giving written notice of such election to Seller, whereupon neither Seller nor Purchaser shall have any further rights, duties or obligations hereunder other than those which expressly survive termination hereof. Notwithstanding anything to the contrary in this Agreement, if Purchaser fails to timely terminate this Agreement by given written termination notice to Seller within five (5) days following the expiration of the Title Cure Period, then any Unacceptable Exceptions that Seller has not cured and which are shown on the Title Commitment as such may have been updated shall be deemed to be waived and accepted by Purchaser and shall be deemed a Permitted Exception. Purchaser shall not be required to make objections to, and Seller agrees to satisfy and discharge at or before Closing, all mortgages, deeds of trust and any monetary liens shown on Schedule C of the Title Commitment, and none of such items shall be Permitted Exceptions, other than the Sim Agro Lien.

Section 7. Seller Due Diligence.

(a) Reference is made to that certain Power Plant Acquisition Term Sheet dated February 12, 2026 by and between the Parties (as amended, the "Term Sheet"), which Parties amended by that certain Amendment to Power Plant Acquisition dated March 4, 2026. Purchaser acknowledges that Seller has provided documents pertaining to the Property requested by Purchaser pursuant to the Term Sheet (collectively, the "Due Diligence Documents"). Seller shall further provide any such other documents pertaining to the Property in Seller's possession as Purchaser may reasonably request during the term of this Agreement, which documents shall also be Due Diligence Documents. Notwithstanding anything to the contrary in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of the Due Diligence Documents or materials, data or information, if any, delivered by Seller to Purchaser pursuant to the Term Sheet or this Agreement, provided that Seller has no actual knowledge that any such materials are false or misleading in any material respect. Purchaser acknowledges and agrees that the Due Diligence Documents and such other materials, data or information are provided to Purchaser as convenience only and that any reliance on or use of such Due Diligence Documents, materials, data or information by Purchaser shall be at its sole risk. Seller makes no representation that the Equipment is currently operational, and Purchaser expressly acknowledges that commissioning, repair, or replacement may be required following Closing.

(b) During the term of this Agreement, Seller shall allow Purchaser or its agents reasonable access to the Property to conduct non-invasive tests as Purchaser deems necessary to determine the feasibility of the Property for Purchaser's intended use, and Purchaser shall bear all costs and expenses of its investigation. Purchaser may conduct a Phase I Environmental Site Assessment; provided, however, that Purchaser shall furnish Seller with a copy of the draft report for Seller's review and comment prior to its finalization, and Purchaser shall not conduct a Phase II Environmental Site Assessment or any invasive testing without Seller's prior express written consent. Purchaser shall have the right, at Purchaser's sole expense, to seek to have Seller's soil tests and/or environmental reports updated and reissued to Purchaser and to seek to have reliance letters issued to Purchaser by the engineers who issued same. Purchaser acknowledges that all inspections

and tests, of whatever kind or character, performed on the Property during the Feasibility Period are Purchaser's sole responsibility and at Purchaser's sole cost.

(c) Purchaser shall indemnify, defend, release, and hold harmless Seller from and against any and all costs, fees and expenses (including, without limitation, reasonable attorneys' fees and expenses, and court costs) for losses, claims, demands, damages or liabilities relating to or arising from the actions of Purchaser, its employees, agents, representatives, contractors or licensees on the Property; provided, however, such indemnity and hold harmless provision shall not extend to or cover any pre-existing conditions (except to the extent of any increased costs arising out of or attributable to any aggravation of pre-existing conditions which were disclosed to or discovered by Purchaser and which result from the Purchaser's, its agents', employees', or independent contractors' actions in connection therewith) or any matters caused by the negligence or willful misconduct of Seller or its agents, tenants or contractors. This paragraph and Purchaser's responsibilities hereunder shall survive the termination of this Agreement.

Section 8. Closing.

(a) Provided that all Conditions to Closing (defined below) have been satisfied or waived by Purchaser, the closing of the purchase and sale of the Property shall take place at the Title Company (or otherwise as mutually agreed by Seller and Purchaser) on April 15, 2026 (the "Closing Date").

(b) At Closing, Seller shall deliver to Title Company:

(i) a special warranty deed in the form attached hereto as Exhibit C (the "Deed") conveying the Property to Purchaser, duly executed by Seller subject only to the Permitted Exceptions;

(ii) a bill of sale and assignment in the form attached hereto as Exhibit D (the "Bill of Sale and Assignment");

(iii) certification of Non-Foreign Person Status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended from time to time, and as further set forth in any regulations promulgated thereunder;

(iv) execute and deliver to the Title Company any additional instruments that the Title Company may reasonably require for Seller to have complied with the terms of this Agreement; provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement;

(v) such evidence as the Title Company and Purchaser may reasonably require as to the authority of Seller to consummate the transactions contemplated herein as well as the authority of the person or persons executing documents on behalf of Seller;

(vi) a certificate executed by an authorized representative of Seller certifying that (A) all representations and warranties set forth in Section 15 remain true and correct

in all material respects as of the Closing Date, and (B) no new litigation, claims, liens, or encumbrances affecting the Property have arisen since the Effective Date other than as disclosed in writing to Purchaser; and

(c) At Closing, Purchaser shall deliver to Title Company:

(i) the Cash Consideration for the Property in immediately available funds (wire transfer), as provided herein, provided that the Earnest Money shall be credited against such Purchase Price;

(ii) documents reasonably requested by Seller or the Title Company to consummate Purchaser's assumption of the Sim Agro Lien; and

(iii) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

(d) Seller and Purchaser shall execute and deliver all instruments and documents as may be reasonably necessary or appropriate to consummate the transactions provided herein. All documents delivered at Closing or pursuant to this Agreement shall be in a form reasonably acceptable to both Purchaser and Seller. Sole possession of the Property shall be delivered to Purchaser at Closing.

Section 9. Conditions Precedent. In addition to the performance by Seller hereunder, the obligation of Purchaser to purchase the Property is subject to the satisfaction as of the date of the Closing of the following conditions (the "Conditions to Closing"), any of which may be waived in whole or in part by Purchaser in writing at or before said Closing:

i. The representations and warranties of Seller set forth in Section 15 below will be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made on and as of such date;

ii. After the Effective Date and until Closing (or the earlier termination of this Agreement), Seller will (i) refrain from performing any construction or removal of any improvement or Equipment, or making any other change or improvement upon the Property; (ii) refrain from creating or incurring any mortgage, lien, pledge or other encumbrance in any way affecting the Property other than Permitted Exceptions and those matters which Seller agrees to cause to be released prior to Closing; and (iii) refrain from executing any document that obligates the owner of the Property after the Closing Date without prior written consent of Purchaser; and

iii. Between the Effective Date and Closing, there shall have been no Material Adverse Change with respect to the Property or Seller's ownership thereof that remains uncured as of Closing. Upon Seller's knowledge of a matter that would constitute a Material Adverse Change, Seller shall promptly notify Purchaser in writing and shall use commercially reasonable efforts to cure, remove, discharge, or otherwise remedy such matter on or before the Closing Date (including at Closing). If Seller fails to cure any Material Adverse Change on or before the Closing Date, Purchaser may, at its sole option, and as its sole and exclusive remedy, either: (a) waive such Material Adverse Change and proceed to Closing without adjustment to the Purchase Price, or (b)

terminate this Agreement by written notice to Seller, whereupon the Earnest Money shall be immediately refunded to Purchaser and neither party shall have further obligations hereunder except those that expressly survive termination. "Material Adverse Change" means any of the following matters to the extent first arising after the Effective Date and continuing through Closing, and only if not cured or remedied by Seller on or before Closing: (A) the commencement of any litigation, governmental investigation, or claim against Seller relating to the Property or that could result in a lien on or encumbrance of the Property that Seller cannot cure, discharge at or before Closing; (B) the assertion of any new lien, encumbrance, or adverse claim against the Property (other than (i) liens and encumbrances that will be released at Closing by payment from the Closing proceeds, and/or (ii) liens/encumbrances that are bonded, insured over, or otherwise cured by Seller at or before Closing); or (C) any event, occurrence, or condition that would render any of Seller's representations and warranties in Section 15 untrue or incorrect in any material respect that would reasonably be expected to (i) have a material adverse effect on the Property or (ii) materially impair Seller's ability to perform its obligations under this Agreement or to convey the Property as required by this Agreement, as of Closing (after giving effect to any updates permitted by the Agreement and any cure by Seller at or before Closing).

Section 10. Closing Costs and Prorations. Purchaser and Seller hereby covenant and agree that:

(a) Seller shall pay the following costs and expenses: (1) Seller's prorated portion of the taxes and assessments (as hereinafter provided); (2) Seller's attorney's fees, including preparation of the Deed; (3) the cost of recording the Deed; (4) the expenses incurred in obtaining tax certificates; (5) one-half (1/2) of the cost of any Title Company escrow fees; (6) the cost of the base premium for the Owner's Title Policy in the insured amount of the Cash Consideration; and (7) such other costs and fees customarily paid by sellers in comparable land transactions in the County in which the Property is located.

(b) Purchaser shall pay the following costs and expenses: (1) Purchaser's attorney's fees; (2) Purchaser's prorated portion of the taxes and assessments (as noted herein); (3) one-half (1/2) of the cost of any Title Company escrow fees; (4) the premium charged by the Title Company for any endorsements or amendments to the Owner's Title Policy required by Purchaser; and (5) such other costs required and fees customarily paid by Purchasers in comparable land transactions in the County in which the Property is located.

(c) Ad valorem and similar taxes and assessments relating to the Property shall be prorated between Seller and Purchaser as of the Closing Date, Seller being charged and credited for the same up to such date and Purchaser being charged and credited for the same on and after such date. If the actual amounts to be prorated are not known at a Closing, the prorations shall be computed by the Title Company on the basis of the best evidence then available.

(d) Seller will be responsible for any and all rollback taxes due with respect to the Property.

(e) **STATUTORY NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES. If for the current ad valorem tax year the taxable value of the Property that is the subject of this Agreement is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the**

land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.

Section 11. Default by Seller; Remedies of Purchaser. In the event Seller refuses or fails to perform it obligations expressly required to be completed at Closing, and such failure shall continue for five (5) business days after receipt of written notice of same from Purchaser, then Purchaser may, as its sole and exclusive remedy, terminate this Agreement by giving written notice thereof to Seller, at which time the Earnest Money shall be returned to Purchaser within five (5) business days of Purchaser's notice, and neither party hereto shall thereafter have any further rights, duties or obligations hereunder; provided, however, this limitation on Purchaser's remedies shall not apply in the event of Seller's intentional or fraudulent breach of its obligations under this Agreement.

Section 12. Default by Purchaser; Remedies of Seller. In the event Purchaser refuses or fails to consummate the purchase of the Property pursuant to this Agreement for any reason than Seller's failure to perform its obligations expressly required to be completed at Closing, or if Purchaser refuses or fails to comply with an obligation, covenant or agreement to be performed, honored or observed by Purchaser prior to or at Closing pursuant to the terms and provisions of this Agreement, and in any event same shall continue for five (5) business days after receipt of written notice of same from Seller, then Seller may, as its sole and exclusive remedy, terminate this Agreement by giving Purchaser written notice thereof, whereupon Seller shall retain the Earnest Money, free of any claims by Purchaser, as liquidated damages, and neither party hereto shall have any further rights or obligations under this Agreement except as specifically provided otherwise in this Agreement. Notwithstanding anything herein to the contrary, no notice or cure period shall be required for Purchaser's failure to timely deposit Earnest Money, or any obligations to be performed on the date of Closing.

Section 13. Commission.

(a) Purchaser acknowledges that Gold Tier Real Estate ("Broker") is acting as Purchaser's broker in connection with this transaction. To the extent that any brokerage fees, commissions, or other compensation are owed to Broker in connection with the transaction contemplated herein, Purchaser shall be solely and exclusively responsible for the payment of such fees, commissions, or compensation.

(b) Except to the extent provided in Section 13(a) above, the Parties hereby represent and warrant to the other party that no other real estate commissions or finder's fees are due or payable as a result of or in connection with this Agreement or the transactions contemplated herein to any person or agency, and that each of the Parties hereby agrees to indemnify the other party and hold the other party harmless from and against any and all claims for real estate commissions and/or finders fees occasioned by its acts. This indemnity shall survive the Closing or earlier termination of this Agreement.

Section 14. Notices. All notices, demands, consents, statements, offers, reports, and other communications required or permitted herein shall be deemed delivered to and received by the Parties hereto if: (i) mailed by United States registered or certified mail, return receipt requested, postage fully prepaid, three (3) days following the date the same is deposited with the U. S. Postal Service; (ii) by an independent, courier service the day following delivery of the same to the courier; provided, however, that in the event such courier service is used, such service shall provide a receipt; or (iii) by email, provided that a receipt of same shall be retained by the sending party. All such communications shall be addressed to the intended recipient at the following address or such other addresses as either party may specify in writing:

If to Seller:

Jefferson Enterprise Energy, LLC
Attn: Richard Thayer
1095 Evergreen Circle, Suite 251
The Woodlands, Texas 77380
Email: rthayer@aldengroup.com

With a copy to:

Sara E. Dysart
Attorney at Law
206 Primera Drive
San Antonio, Texas 78212
Tel: (210) 224-7111
Email: sara@dysartlaw.com

Greenberg Traurig, LLP
Attn: Richard Crow
1000 Louisiana Street, Suite 6700
Houston, Texas 77002
Tel: (713) 374-3627
Email: richard.crow@gtlaw.com

If to Purchaser:

1606 Corp.
2425 E Camelback RD Suite 150
Phoenix, AZ 85016
Attn: Austen Lambrecht
Tel: (602)-503-3279
Email: austen@1606corp.com

Section 15. Seller's Warranties. Seller makes the following representations, warranties and covenants which are true and accurate as of the Effective Date and which shall be true as of Closing with respect to the Property.

(a) Seller has not received any written notice or claim of any uncured violations of city, county, state, federal, land use, fire, health, safety, environmental, hazardous materials or other governmental or public agency codes, ordinances, regulations, or orders with respect to the Property, or any lands adjacent to the Property.

(b) Except for the Ardent Suit (defined below), the Tax Suit (defined below), the First Insurance Suit (defined below), any matters disclosed by the Title Commitment (or any update thereto), and any matters disclosed in writing to Purchaser prior to Closing, no litigation is pending or, to Seller's knowledge, threatened with respect to the Property or Seller's interest therein. Seller shall promptly notify Purchaser in writing (by email being sufficient) within two (2) business days of receiving written notice of any new litigation, claim, governmental investigation, or proceeding commenced or threatened against Seller or the Property between the Effective Date and Closing.

(c) As used herein, the "Ardent Suit" means the pending civil lawsuit styled as *Ardent Services, LLC v. Jefferson Enterprise Energy, LLC*, Case No. CV-00714-23-12, Angelina County, Texas. Notwithstanding anything herein to the contrary, it is expressly agreed that any and all liability of Seller and/or against the Property raised or that could have been raised in the Ardent Suit are not to be conveyed to Purchaser and shall stay with Seller at and after Closing. If prior to Closing the Property is not fully released from all liability arising from the Ardent Suit such that the Title Company confirms that no exception or reference thereto will appear on the Owner's Title Policy, Seller shall use commercially reasonable efforts to cause the Title Company (or its underwriter) to enter into an agreement with Seller to allocate up to Two Million Dollars ($2,000,000) of the Purchase Price to be held in escrow after Closing, to ensure that no exception or reference to the Ardent Suit appears on the Owner's Title Policy. For the avoidance of doubt, in no event shall title to the Property be conveyed to Purchaser with any exception or claim raised or which could have been raised in the Ardent Suit, it being agreed that Purchaser will acquire title to the Property at Closing free and clear of the Ardent Suit and any and all liabilities related thereto or arising therefrom. Additionally, Seller hereby covenants and agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, liabilities, debts, damages, causes of action and costs related to or arising from the Ardent Suit and/or the facts forming the basis thereof, such agreement surviving Closing. Notwithstanding anything to the contrary in this Agreement, if prior to Closing the Property is not fully released from all liability arising from the Ardent Suit and the Title Company has not confirmed that no exception or reference thereto will appear on the Owner's Title Policy, and Seller fails, despite commercially reasonable efforts, to cause the Title Company (or its underwriter) to enter into an escrow agreement as described above, Purchaser's sole and exclusive remedy shall be to terminate this Agreement and receive a full refund of the Earnest Money.

As used herein, the "Tax Suit" means the pending civil lawsuit styled *Angelina County, et al. v. Jefferson Enterprise Energy, LLC, et al.*, Suit No. TX-1642, in Angelina County, Texas. Purchaser acknowledges that Seller will require a portion of the proceeds from the Purchase Price to pay the ad valorem taxes and other costs that are the subject of the Tax Suit (the "Tax Suit Liability"). The Tax Suit is currently set for trial on March 18, 2026. Seller agrees to use commercially reasonable efforts to have the trial reset to a date subsequent to April 15 to allow sufficient time to apply a portion of the Purchase Price toward satisfying the Tax Suit Liability prior to trial. For the avoidance of doubt, in no event shall title to the Property be conveyed to Purchaser with any exception for the Tax Suit, it being agreed that Purchaser will acquire title to the Property at Closing free and clear of the Tax Suit Liability. Additionally, Seller hereby covenants and agrees to indemnify, defend and hold Purchaser harmless from and against any and all claims, liabilities, debts, damages, causes of action and costs related to or arising from the Tax Suit and/or the facts forming the basis thereof, such agreement surviving Closing. Notwithstanding

anything to the contrary in this Agreement, if Seller, despite using commercially reasonable efforts, fails to cause the trial in the Tax Suit to be reset to date subsequent to April 15, or if, as a result of the Tax Suit, the proceeds of the Purchase Price are not available at Closing to fully satisfy the Tax Suit Liability, and the Title Company does not confirm that the Owner's Title Policy will be issued without any exception or reference to the Tax Suit, then Purchaser's sole and exclusive remedy shall be to terminate this Agreement and receive a full refund of the Earnest Money.

As used herein, "First Insurance Suit" means the pending civil lawsuit styled *First Insurance Funding v. Jefferson Enterprise Energy, LLC,* Cause No. 26-01-01484, in Montgomery County, Texas.

Purchaser agrees that Seller may provide a copy of this Agreement to (i) the law firm representing the plaintiffs in the Tax Suit, the Ardent Suit, and the First Insurance Suit, and (ii) any other person or entity that asserts or threatens to assert a lien against the Property, provided that the Purchase Price and any other confidential financial terms are redacted.

(d) Seller has not received any summons, citation, directive or other written communication from any governmental authority concerning any release, spill, leak or dumping of Hazardous Materials (defined below) and to Seller's knowledge, there are no underground or above ground storage tanks located on or under the Property. For the purposes of this Agreement, "Hazardous Materials" means "Hazardous Material," "Hazardous Substance," "Pollutant or Contaminant," and "Petroleum" and "Natural Gas Liquids," as those terms are defined or used in Section 101 of CERCLA or any other law, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials, any hazardous, toxic or dangerous waste, substance, contaminant or material defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation, and Liability Act, any so-called "Superfund" or "Superlien" law, or other governmental requirements regulating, relating to, or imposing liability or standards of or for conduct concerning, any hazardous, toxic or dangerous waste, substance, contaminant or material.

(e) Except as disclosed to Purchaser in writing or otherwise as herein provided, there are no unrecorded leases, agreements, options, contracts, or rights of first refusal affecting or relating to the Property in any way.

(f) Except to the extent this Agreement provides otherwise, unless Purchaser otherwise consents, Seller will not materially change the condition of the Property existing as of the execution of this Agreement until Closing.

(g) The individual signing this Agreement on behalf of Seller has the authority to bind the Seller to the agreements set forth herein. Seller's execution and delivery of this Agreement and consummation of the transaction contemplated by this Agreement are within Seller's authority and capacity and all requisite action has been taken to make this Agreement a valid and binding obligation of Seller in accordance with its terms.

(h) Seller has record fee simple title to the Real Property.

(i) From the date hereof until Closing, Seller shall not sell, assign or convey any right, title or interest whatsoever in or to the Property, or create or permit to be created any lien, security interest, easement, or encumbrance affecting the Property without promptly discharging the same prior to Closing. For clarity, the foregoing does not apply to liens, security interests, easements, or encumbrances in effect on the date hereof.

(j) There are no parties other than Seller in possession of any portion of the Property, nor are there any other farming or other unrecorded leases (oral or written) applicable to or affecting the Property.

(k) No third party has an option to purchase, right of first refusal, right of first offer or other similar right with respect to any portion of the Property and Seller has not entered into any other contracts which continue to be effective for the sale of all or any portion of the Property.

(l) From the date of execution of this Agreement through the Closing Date, Seller will not enter into any oral or written agreements affecting the Property which might become binding on Purchaser or the Property at or after Closing.

(m) There is no pending, and to the Seller's knowledge, no threatened condemnation or similar proceedings affecting the Property.

(n) Seller's execution of this Agreement and consummation of the transaction contemplated hereby does not and will not (i) result in a breach or default under any indenture, agreement, instrument or obligation to which Seller is a party and which affects all or any portion of the Property, or (ii) violate any applicable law.

Any representation or warranty made by Seller in this Agreement that is qualified by Seller's knowledge shall refer solely to the actual knowledge of Richard Thayer, Seller's designated representative, without any duty of inquiry or investigation, and without imputing knowledge from any other person. Such designated representative shall have no personal liability under this Agreement or otherwise in connection with such representations and warranties.

All representations, warranties, and covenants made by Seller in this Agreement shall merge into the deed and other documents delivered by Seller at Closing and shall not survive the Closing, except that the indemnity obligations set forth in Sections 15(c) (Ardent Suit) and 15(c) (Tax Suit) shall survive Closing. If, prior to Closing, Purchaser becomes aware of any material breach of a representation, warranty, or covenant made by Seller in this Agreement that would (x) cause any of Seller's representations and warranties to be untrue or incorrect as of Closing or (y) constitute a failure by Seller to perform any material covenant required to be performed on or before Closing, Purchaser shall promptly notify Seller in writing. Seller shall use commercially reasonable efforts to cure such breach on or before the Closing Date (including at Closing). If the breach is not cured by the Closing Date and such uncured breach would constitute a Material Adverse Change (including under clause (C) of the definition thereof), Purchaser may, at its sole option, and as its sole and exclusive remedy, either: (i) waive the breach and proceed to Closing without adjustment to the Purchase Price, or (ii) terminate this Agreement and receive a refund of the Earnest Money, whereupon neither party shall have further obligations hereunder except those that expressly survive termination.

Section 16. AS-IS Sale. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE EXPRESSLY SET FORTH IN THE DEED TO BE DELIVERED AT CLOSING, PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE PROPERTY IN ITS PRESENT "AS-IS," WHERE-IS CONDITION WITH ALL FAULTS, AND THAT THE 'AS IS' NATURE OF THE SALE WAS SPECIFICALLY NEGOTIATED BY THE PARTIES AND REFLECTED IN THE PURCHASE PRICE AS A MATERIAL TERM OF THIS TRANSACTION.

AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY BY SELLER OF THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (i) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (ii) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (iii) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (iv) THE HABITABILITY, MERCHANTABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, OR (v) THE COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING, WITHOUT LIMITATION THE ENVIRONMENTAL CONDITION OF THE PROPERTY AND THE PRESENCE OR ABSENCE OF OR CONTAMINATION BY HAZARDOUS MATERIALS, OR THE COMPLIANCE OF THE PROPERTY WITH REGULATIONS OR LAWS PERTAINING TO HEALTH OR THE ENVIRONMENT, INCLUDING BUT NOT LIMITED TO, THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT, THE RESOURCE CONSERVATION AND RECOVERY ACT, THE CLEAN WATER ACT, THE CLEAN AIR ACT, AND ANY STATE LAW SIMILAR TO THE FOREGOING, EACH AS MAY BE AMENDED FROM TIME TO TIME, AND INCLUDING ANY AND ALL REGULATIONS, RULES OR POLICES PROMULGATED THEREUNDER. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND, MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. SELLER SHALL NOT, BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, ENVIRONMENTAL CONSULTANT, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON.

PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT IT IS A SOPHISTICATED REAL ESTATE INVESTOR WHO (i) SHALL HAVE HAD OPEN ACCESS TO, AND SUFFICIENT TIME TO REVIEW, ALL INFORMATION, DOCUMENTS, AGREEMENTS, STUDIES AND TESTS RELATING TO THE PROPERTY THAT PURCHASER ELECTS TO CONSIDER; AND (ii) WILL CONDUCT A COMPLETE AND THOROUGH INSPECTION, ANALYSIS AND EVALUATION OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL ISSUES, ZONING AND OTHER LAND USE MATTERS OR MATTERS INVOLVING THE PRESENCE OF HAZARDOUS MATERIALS. PURCHASER SHALL UNDERTAKE SUCH INVESTIGATIONS AS SHALL BE REQUIRED TO MAKE PURCHASER FULLY AWARE OF THE CONDITION OF THE PROPERTY AS WELL AS ALL FACTS, CIRCUMSTANCES AND INFORMATION WHICH MAY AFFECT THE USE AND OPERATION OF THE PROPERTY, AND PURCHASER COVENANTS AND WARRANTS TO SELLER THAT PURCHASER SHALL RELY SOLELY ON PURCHASER'S DUE DILIGENCE INVESTIGATION IN DETERMINING TO PURCHASE THE PROPERTY AND SHALL ASSUME THE RISKS THAT ADVERSE CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS OWN INVESTIGATION. PURCHASER ACKNOWLEDGES THAT PURCHASER WILL EXAMINE, REVIEW AND INSPECT ALL MATTERS WHICH IN PURCHASER'S JUDGMENT BEAR UPON THE PROPERTY AND ITS VALUE AND SUITABILITY FOR PURCHASER'S PURPOSES.

PURCHASER ACKNOWLEDGES AND AGREES THAT: (a) PURCHASER WILL ACQUIRE THE PROPERTY SOLELY ON THE BASIS OF ITS OWN PHYSICAL AND FINANCIAL EXAMINATIONS, REVIEWS AND INSPECTIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER'S POLICY, AND (b) WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES SELLER AND ITS PARENT, SUBSIDIARY ENTITIES, SUCCESSORS, ASSIGNS, PARTNERS, MANAGERS, MEMBERS, EMPLOYEES, OFFICERS, DIRECTORS, TRUSTEES, SHAREHOLDERS, COUNSEL, REPRESENTATIVES, AGENTS (COLLECTIVELY, INCLUDING SELLER, THE "SELLER RELEASEES") FROM ANY AND ALL DEMANDS, CLAIMS (INCLUDING, WITHOUT LIMITATION, CAUSES OF ACTION IN TORT), LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ATTORNEYS' FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN (COLLECTIVELY, "CLAIMS"), THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PROPERTY, THE ENVIRONMENTAL OR PHYSICAL CONDITION THEREOF, OR ANY LAW OR REGULATION APPLICABLE THERETO, INCLUDING, WITHOUT LIMITATION, CLAIMS UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 6901, ET SEQ.), THE RESOURCES CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. SECTION 6901, ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251, ET SEQ.), THE SAFE DRINKING WATER ACT (49 U.S.C. SECTION 1801, ET SEQ.), THE HAZARDOUS TRANSPORTATION ACT (42 U.S.C. SECTION 6901, ET SEQ.), AND THE TOXIC SUBSTANCE CONTROL ACT (15 U.S.C. SECTION 2601, ET SEQ., OR THEIR STATE COUNTERPARTS). WITHOUT

LIMITING THE FOREGOING, PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED THE SELLER RELEASEES FROM ANY AND ALL CLAIMS, MATTERS ARISING OUT OF LATENT OR PATENT DEFECTS OR PHYSICAL CONDITIONS, ENVIRONMENTAL CONDITIONS, VIOLATIONS OF APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS AFFECTING THE PROPERTY. WITHOUT LIMITING THE FOREGOING, TO THE FULLEST EXTENT PERMITTED BY LAW, PURCHASER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS MATERIALS, OIL OR OTHER ENVIRONMENTAL CONDITIONS ON OR ABOUT THE PROPERTY BE REQUIRED AFTER THE CLOSING DATE, SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION SHALL NOT BE THE RESPONSIBILITY OF SELLER AND PURCHASER HEREBY WAIVES ANY AND ALL RIGHTS AGAINST SELLER IN RESPECT THEREOF.

THE PROVISIONS CONTAINED IN THIS SECTION 16 SHALL SURVIVE CLOSING AND SHALL BE DEEMED TO SUPERSEDE ANY PROVISION ELSEWHERE CONTAINED IN THIS AGREEMENT AND SHALL BE DEEMED TO SUPERSEDE ANY OTHER DOCUMENT OR AGREEMENT NOW OR HEREAFTER ENTERED INTO OR DELIVERED BY THE PARTIES HERETO OR EITHER SUCH PARTY PERTAINING TO THE PROPERTY OR THIS TRANSACTION.

Section 17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 18. Waiver – Jury Trial. SELLER AND PURCHASER HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT.

Section 19. Assignment. Notwithstanding anything in this Agreement to the contrary, except to an entity owned or controlled by Purchaser or the constituent equity owners of Purchaser, Purchaser shall not assign this Agreement or its rights hereunder without Seller's prior written consent. If Seller consents to any assignment by Purchaser, Purchaser shall deliver to Seller a copy of any documents of assignment under which this Agreement, or any of Purchaser's rights or obligations hereunder, are assigned. Further, Purchaser shall not be relieved of any future liability hereunder in the event of an assignment of this Agreement. Any assignment in violation of this paragraph is voidable by Seller, in its sole discretion.

Section 20. Successors and Assigns. Except as otherwise provided herein, this Agreement shall apply to, inure to the benefit of and be binding upon and enforceable against the Parties hereto and their respective heirs, administrators, successors and assigns.

Section 21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

Section 22. Time. Time is of the essence in the performance of each term, condition and covenant contained in this Agreement. No extension of time for performance of any obligation or act shall be deemed an extension of time for performance of any other obligation or act. If any date for performance of any term, condition or provision hereof shall fall on a Saturday, Sunday or legal holiday, the time of such performance shall be extended to the next business day.

Section 23. Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

Section 24. Waiver. A failure by either party hereto to exercise any right given under this Agreement or to insist upon strict compliance with any obligation specified in this Agreement shall not constitute a waiver of such party's right to demand exact compliance with the terms of this Agreement.

Section 25. Authority to Execute. Seller and Purchaser warrant that each of the persons executing this Agreement in its behalf has full power and authority to enter into and perform this Agreement and that, upon the execution of this Agreement by all parties, this Agreement shall be binding upon each and enforceable in accordance with its terms.

Section 26. Modifications. No provision of this Agreement may be altered, amended, modified or waived in any respect unless the same shall be in writing and executed by both Purchaser and Seller.

Section 27. Attorney's Fees. In the event either party files a lawsuit in connection with this Agreement or any provisions contained herein, then the party that prevails in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages as expressly set forth herein and as the same may be limited herein, reasonably attorney's fees and costs of court incurred in such lawsuit. This covenant shall survive the Closing or termination of this Contract.

Section 28. Entire Agreement. Purchaser and Seller each acknowledges and agrees that at all times each have intended that none of the preliminary negotiations concerning this Agreement would be binding on any party. This Agreement contains all the covenants, conditions, agreements and understandings between the Parties and shall supersede all prior covenants, conditions, agreements and understandings between Seller and Purchaser with respect to the purchase and sale of the Property and all other matters contained in this Agreement.

Section 29. 1031 Exchange. Purchaser and Seller agree to cooperate with each other in effecting for the benefit of either party a tax deferred exchange pursuant to Section 1031 of the United States Internal Revenue Code and similar provisions of applicable state law.

Section 30. **Condemnation.** If, prior to the Closing, condemnation proceedings are commenced with respect to the Property that may result in Material Damage (as defined herein), Seller shall promptly notify Purchaser, and Purchaser may, at its option, by written notice to Seller

given within ten (10) days after Seller notifies Purchaser in writing of such proceedings (and if necessary the Closing Date shall be automatically extended to give the Parties the full ten (10) day period for Purchaser to make such election), either: (i) terminate this Contract, in which case the Earnest Money shall be immediately returned to Purchaser and the Parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Contract, (ii) delete the portion of the Property condemned or threatened to be condemned from this Agreement, with a proportionate reduction in the Purchase Price for such Property based on the square footage condemned or threatened to be condemned; or (iii) proceed under this Contract and close on schedule (subject to extension of the Closing Date as provided above) without any offset against, or deduction from, the Purchase Price, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award arising therefrom without representation, warranty or recourse, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not timely give Seller written notice of its election within the 10-day period above, then Purchaser shall be deemed to have elected option (iii) above. For the purposes of this Section 30, "Material Damage" and "Materially Damaged" means damage which, in Seller's reasonable estimation exceeds an amount equal to ten percent (10%) of the area of the Property.

If such condemnation proceedings do not result in Material Damage, then neither party shall have the right to terminate this Contract pursuant to this Section 30, and the Parties shall proceed under this Contract and close on schedule (subject to extension of the Closing Date as provided above) without any offset against, or deduction from, the Purchase Price, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award, without representation, warranty or recourse, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter.

Section 31. Casualty. If, prior to the Closing, the Property is Materially Damaged by casualty, Seller shall promptly notify Purchaser in writing thereof, and Purchaser may terminate this Contract by giving a written termination notice to Seller within ten (10) days after Seller's delivery of such notice (and if necessary, the Closing Date shall be extended to give the Parties the full ten (10) day period for Purchaser to make such election). In the event of a termination under this Section 31, the Earnest Money shall be immediately refunded to Purchaser, and Seller and Purchaser thereafter shall have no further rights or obligations under this Contract unless expressly provided otherwise in this Contract. If not terminated within said ten (10) day period, then the Parties shall proceed under this Agreement and close on schedule (subject to extension of Closing Date as provided above), and Purchaser shall, at its option, elect to have Seller either: (a) at Closing, assign to Purchaser, without representation or warranty or recourse against Seller, all of Seller's rights in and to any resulting insurance proceeds due to Seller (excluding proceeds for loss of income prior to Closing and any collection costs to recover such insurance proceeds (collectively, the "Seller's Costs")) as a result of such casualty, Purchaser shall assume full responsibility for all needed repairs and be responsible for payment of any deductible amount due under such insurance policies; or (b) file a claim for such damage under available insurance policies, using commercially reasonable efforts to negotiate and settle such claim in substantially the same manner that Purchaser would have done so for its own account (provided, that Seller shall not settle any such claims without Purchaser's prior consent, such consent not to be unreasonably withheld, conditioned or delayed), and promptly pay to Purchaser the insurance proceeds that

Seller actually collects in respect thereof, less Seller's Costs. For the purposes of this Section 31, "Material Damage" and "Materially Damaged" means damage which, in Seller's reasonable estimation exceeds an amount equal to ten percent (10%) of the Purchase Price. The provisions of this Section 31 will govern despite any contrary provisions of Texas Property Code Section 5.007. Purchaser shall have the sole discretion to make the elections set forth in this paragraph.

Section 32. **<u>Confidentiality and No Publicity</u>**. Seller and Purchaser shall coordinate all publicity relating to the transaction contemplated by this Agreement, and no party shall issue any press release, publicity statement, or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party prior to such issuance, except to the extent that a particular disclosure is required by applicable law (in which event the party that seeks to make such disclosure required by applicable law shall, prior to making such disclosure, promptly advise and consult with the other party concerning the information proposed to be disclosed). The foregoing shall not limit either: (a) Purchaser's ability to pursue any and all governmental or quasi-governmental approvals that may be contemplated by this Agreement or that may be necessary in connection with the transaction contemplated by this Agreement, in Purchaser's sole and absolute discretion; or (b) after the expiration of the Feasibility Period, if this Agreement has not terminated in accordance with its terms, Purchaser's right to commence marketing activities in connection with the Property in accordance with Purchaser's normal business operations. The provisions of this paragraph shall survive the Closing under this Agreement and any earlier termination of this Agreement. Notwithstanding the foregoing, Purchaser and Seller may disclose the terms and conditions of this Agreement to their employees, consultants, partners, attorneys, accountants, managers, and other agents or representatives involved in conducting investigations or other reviews, and similar parties in the employ of applicable lenders or investors.

Section 33. **<u>Electronic Execution</u>.** This Agreement may be signed and transmitted electronically; the signature of any person on an electronically executed or transmitted copy hereof shall be considered an original signature; and an electronically executed or transmitted copy hereof shall have the same binding effect as an original signature on an original document. At the request of any party hereto, any electronic copy of this Agreement shall be re-executed in original form. No party hereto may raise the use of electronic execution or electronic mail or the fact that any signature was transmitted through the use of electronic mail as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

Section 34. **<u>Effective Date.</u>** IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be the date on which the Title Company acknowledges receipt of a fully executed original of this Agreement (the "<u>Effective Date</u>").

[See next page for signatures]

SELLER:

JEFFERSON ENTERPRISE ENERGY, LLC,
a Texas limited liability company

By: ____________________
Name: Richard Thayer
Title: Authorized Representative

PURCHASER:

1606 CORP.,
A Nevada Corporation

DocuSigned by:
By: Austen Lambrecht

Name: Austen Lambrecht.
Title: CEO and Chairman Of The Board

RECEIPT OF EARNEST MONEY

The undersigned Title Company hereby acknowledges its receipt of an executed copy of this Agreement and, the Earnest Money provided herein and, further, agrees to comply with and be bound by the terms and provisions of this Agreement.

DATED: March_______, 2026 (the "Effective Date").

Fortis Title

By: ______________________________
Name: ______________________________
Title: ______________________________